NEWS RELEASE
For release on or after: November 3, 2005
For additional information, please contact:
“At the Heart of What Drives Your World.”	Dave Barta	Ken Kaplan
	Chief Financial Officer	Treasurer & Secretary
	608-364-8808, ext. 106	608-364-8808, ext. 104

REGAL-BELOIT THIRD QUARTER NET INCOME DOUBLES
Earnings Per Share Increases 64%

November 3, 2005 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE:RBC) today announced financial results for the third quarter of 2005.

Net income in the third quarter of 2005 was $18.5 million, a 107.4% increase from $8.9 million reported in the third quarter of 2004. For the first nine months of 2005, net income increased 110.3% to $49.2 million from $23.4 for the same period of 2004. Earnings per share were $.59, an increase of 64% over the third quarter of 2004. Year to date earnings per share were $1.62, an increase of 72% versus the comparable period of 2004.

Sales in the third quarter increased 78.4% to $345.9 million from $193.9 million reported in the third quarter of 2004. Incremental sales attributable to the Commercial AC motor and HVAC motor and capacitor acquisitions of 2004 were $145.0 million in the quarter ended September 28, 2005. Sales in the Electrical segment increased 106.3% including the sales attributable to the acquired businesses. Sales of motor products in the legacy divisions increased 9.1%. Sales in the Mechanical segment decreased 1.6%, reflecting, in part, the impact of the sale of the Illinois Gear business in May 2005. Year to date sales of the Company of $1.1 billion reflect an increase of 96.9% as compared to the $534.6 million reported for the same period in 2004. Sales attributed to acquired businesses for this period were $477.6 million.

Income from operations was $34.6 million, a 121.8% increase over the $15.6 million reported for the third quarter of 2004, which included a $1.0 million after-tax gain on the sale of real estate located in the U.K. For the first nine months of 2005, income from operations was $96.3 million as compared to $42.2 million for the same period of 2004. The gross profit margin for the third quarter of 2005 was 22.1%, which was an increase over the second quarter and consistent with the gross profit margin in the third quarter of 2004.

The Company also benefited by a one-time refund of income tax payments to one of our Chinese joint ventures. This refund reduced taxes for the quarter by $.6 million.

The Company’s long-term debt decreased to $448.9 million at the end of the third quarter of 2005 from $536.9 million at the end of the second quarter of 2005. The reduction in debt was due to a strong operating cash performance as well as the completion of a successful follow-on stock offering on August 11, 2005.

“While the third quarter brought added raw material inflation challenges, I am very pleased with our overall results and the continued progress we are making on our strategic initiatives,”said Henry W. Knueppel, President and CEO.“We are committed to achieving improved financial results through capitalizing on market opportunities and improving operating margins.”

“We are expecting earnings for the fourth quarter to be in the range of $.48 to $.52 per share based on a strong sales environment, particularly in the HVAC business,”Knueppel added. “Full year earnings will therefore be in the range of $2.10 to $2.14 per share. We continue to be pleased with the performance of the acquisitions and improvements in our legacy businesses and are confident that significant opportunities continue to exist.”

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 1:30 PM CST (2:30 PM EST) on Thursday, November 3, 2005. Interested parties should call 866-868-1109, access code 13112775. A replay of the call will be available through November 11, 2005 at 877-213-9653, access code 13112775.

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America, and in Mexico, Europe and Asia.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: unexpected issues and costs arising from the integration of acquired companies and businesses, such as our recent acquisitions of the HVAC motors and capacitors businesses and the Commercial AC motors business from General Electric Company; marketplace acceptance of our recent acquisitions, including the loss of, or a decline in business from, any significant customers; unanticipated fluctuations in commodity prices and raw material costs and issues affecting our ability to pass increased costs on to our customers; cyclical downturns affecting the markets for capital goods; substantial increases in interest rates that impact the cost of our outstanding debt; the impact of capital market transactions that the Company may effect; unanticipated costs associated with litigation matters; the success of our management in increasing sales and maintaining or improving the operating margins of our businesses; actions taken by our competitors; difficulties in staffing and managing foreign operations; our ability to satisfy various covenant requirements under our credit facility; and other risks and uncertainties described from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

STATEMENTS OF INCOME
In Thousands of Dollars
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 28,	September 28,	September 28,	September 28,
	2005	2004	2005	2004
Net Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$345,894	$193,888	$1,052,485	$534,624

Cost of Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	269,296	150,944	827,643	412,652

Gross Profit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	76,598	42,944	224,842	121,972

Operating Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	41,990	27,353	128,560	79,763

Income From Operations . . . . . . . . . . . . . . . . . . . . . . . . . .	34,608	15,591	96,282	42,209

Interest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5,706	1,722	17,053	4,558

Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	309	55	385	87

Income Before Taxes & Minority Interest . . . . . . . . . . . .	29,211	13,924	79,614	37,738

Provision For Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9,771	4,435	28,408	12,996

Income Before Minority Interest . . . . . . . . . . . . . . . . . . . .	19,440	9,489	51,206	24,742

Minority Interest in Income, Net of Tax . . . . . . . . . . . . . . . . . .	923	562	1,958	1,326

Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$18,517	$8,927	$49,248	$23,416

Per Share of Common Stock:

Earnings Per Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$.62	$.37	$1.68	$.95

Earnings Per Share - Assuming Dilution . . . . . . . . . . . . .	$.59	$.36	$1.62	$.94

Cash Dividends Declared . . . . . . . . . . . . . . . . . . . . . . . . . .	$.13	$.12	$.38	$.36

Average Number of Shares Outstanding . . . . . . . . . . . . . . . . .	29,912,633	24,456,271	29,339,151	24,647,965

Average Number of Shares - Assuming Dilution . . . . . . . . . .	31,234,336	24,724,845	30,399,710	24,893,397

CONDENSED BALANCE SHEETS
In Thousands of Dollars

ASSETS	(Unaudited)	(Audited)
Current Assets:	Sept. 28, 2005	Dec. 31, 2004

Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$27,872	$31,275

Receivables, less Allowance for Doubtful Accounts of $2,866 in 2005 and $2,376 in 2004 . . . . . . . .	182,280	176,941

Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	229,090	246,816

Other Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	36,747	19,887

Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	475,989	474,919

Net Property, Plant and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	248,232	253,673

Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	561,700	544,440

Purchased Intangible Assets, Net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	47,270	52,058

Other Noncurrent Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	22,868	26,962

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$1,356,059	$1,352,052

Liabilities and Shareholders’ Investment

Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$187,969	$195,209

Long-Term Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	448,858	547,350

Other Noncurrent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	88,783	71,314

Shareholders’ Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	630,449	538,179

Total Liabilities and Shareholders’ Investment . . . . . .	$1,356,059	$1,352,052

NOTES TO FINANCIAL STATEMENTS

1.
Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements, and therefore these statements should be read in conjunction with the Company’s 2004 Annual Report and Securities and Exchange Commission filings.

2.
The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year. Certain items, such as income taxes, LIFO charges and various other accruals, are included in these statements based on estimates for the entire year.

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	Sept. 28, 2005	Sept. 28, 2004	Sept. 28, 2005	Sept. 28, 2004	Sept. 28, 2005	Sept. 28, 2004	Sept. 28, 2005	Sept. 28, 2004
Net Sales	$49,318	$50,119	$149,465	$148,159	$296,576	$143,769	$903,020	$386,465
Income from Operations	$5,061	$5,021	$10,936	$11,655	$29,547	$10,570	$85,346	$30,554